Exhibit 4.21

THIRD AMENDMENT TO

CONSULTING AGREEMENT

THIS THIRD AMENDMENT (the “Third Amendment”) is entered into as of November 7, 2024, by and between Enlivex Therapeutics, Ltd., a company organized under the laws of the State of Israel, corporate number 51373620, whose address is at 14 Einstein Street, Ness Ziona, Israel 7403618 (the “Company”) and A.S. Novik Ltd., a company organized under the laws of the State of Israel, corporate number 513439273, whose address is 30 Anni Maamin Street, Ramat Hasharon, Israel 4721249 (the “Consultant”).

WHEREAS, the Company and the Consultant have entered into that certain agreement dated September 7, 2018, as amended on June 24, 2020 and November 4, 2021 (collectively, the “Consulting Agreement”), pursuant to which Mr. Shai Novik provides Executive Chairman services to the Company. All capitalized terms used but not otherwise defined herein shall have the same meaning ascribed to such terms in the Consulting Agreement; and

WHEREAS, the Company and Consultant have agreed to amend certain terms of the Consultant Agreement as set forth below.

NOW THEREFORE, in consideration of their mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.	Amendments to Consulting Agreement.

The parties have agreed to the following amendments to the Consulting Agreement, effective as of January 1, 2024:

1.1.	Section 3(a) of the Consulting Agreement (“Base Retainer”) shall be amended and replaced in its entirety by the following:

“(a) Base Retainer. Consultant shall receive an aggregate annual minimum base retainer at the rate of Four Hundred and Twenty Thousand Dollars ($420,000), payable in equal monthly installments of $35,000 (the “Base Retainer”). Payments of the Base Retainer shall be made in New Israeli Shekels (“NIS”) in accordance with the terms set forth in Section 3(f) hereinbelow.”

1.2.	Section 3(f) of the Consulting Agreement (“Payment in NIS”) shall be amended and replaced in its entirety by the following:

“(f) Payments in NIS. All amounts payable to Consultant pursuant to this Agreement, including the dollar amounts enumerated in Section 3(a) (“Base Retainer”) and (d) (“Reimbursement of Expenses”), shall be paid to the Consultant in NIS, based on a U.S. dollar/NIS exchange rate equal to the higher of: (i) the then prevailing U.S. dollar/NIS exchange rate and (ii) USD 1 = NIS 3.581.”

2.	General.

2.1.	Except as explicitly stated herein, all other terms and conditions of the Consulting Agreement shall remain in effect and unchanged.

2.2.	This Amendment shall be read together with the Consulting Agreement, and shall constitute an integral part thereof, and, save as expressly amended by this Amendment, the Consulting Agreement shall remain unaltered and in full force and effect.

2.3.	This Amendment constitutes the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions or agreements between the parties with respect to the subject matter hereof. No modification of or amendment to the Consulting Agreement as amended by this Amendment, nor any waiver of any rights under this Amendment, will be effective unless in writing and signed by both parties hereto.

2.4.	In the event of any ambiguity or discrepancy between the provisions of this Amendment and any of the Consulting Agreement, the terms of this Amendment with respect to those provisions described herein shall prevail.

2.5.	This Amendment and the Consulting Agreement shall be governed, construed and enforced in accordance with, the laws of the State of Israel. The competent courts in the District of Tel Aviv, Israel shall have exclusive jurisdiction in all matters arising out of or in connection with the Consulting Agreement, as amended hereby.

2.6.	This Amendment may be executed in multiple counterparts (including by electronic transmission in portable document format (pdf)), any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same instrument

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Third Amendment to be executed, all as of the day and year first above written.

ENLIVEX THERAPEUTICS, LTD.		A.S. NOVIK LTD.

/s/ Shachar Shlosberger		/s/ Shai Novik
By:	Shachar Shlosberger	By:	Shai Novik
Title:	CFO	Title:	Director

[Signature Page to Amendment to Agreement]

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